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                                                                    EXHIBIT 12.2
                                 SEMPRA ENERGY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

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
                                                                            For the nine
                                                                            months ended
                                                                            September 30,
                                                                            -------------
                             1995      1996       1997      1998      1999    1999  2000
                           --------- ---------  --------  --------  ------- ------ ------
Fixed Charges:

Interest                  $  227    $  205    $  209    $  210    $  233     $ 200  $ 246
Interest Portion of
Annual Rentals                32        28        25        20        10        13      6
Preferred dividends
of subsidiaries (1)           50        37        31        18        16        13     12
                          ------    ------    ------    ------    ------     -----  -----
Total Fixed Charges
For Purpose of Ratio      $  309    $  270    $  265    $  248    $  259     $ 226  $ 264
                          ======    ======    ======    ======    ======     =====  =====

Earnings:

Pretax income from
continuing operations     $  665    $  727    $  733    $  432    $  573     $ 420  $ 501
Add:
Fixed charges
(from above)                 309       270       265       248       259       226    264
Less: Fixed charges
capitalized                    6         5         3         3         5         3      3
                          ------    ------    ------    ------    ------     -----  -----
 Fixed charges net of
  capitalized charges        303       265       262       245       254       224    261
                          ------    ------    ------    ------    ------     -----  -----
Total Earnings for
Purpose of Ratio          $  968    $  992    $  995    $  677    $  827     $ 643  $ 762
                          ======    ======    ======    ======    ======     =====  =====
Ratio of Earnings
to Fixed Charges            3.13      3.67       3.75     2.73       3.19     2.84   2.89
                          ======    ======    =======  =======    =======    =====  =====

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
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